EXHIBIT 10.6

                                AGREEMENT

THIS LICENSE AGREEMENT ("Agreement") is made as of January 1, 1998, between ENTROPIN, INC. ("Entropin") and DR. JAMES E. WYNN ("Dr. Wynn").

                                RECITALS

     A. Entropin is a California corporation with its principal place of business at 45-926 Oasis Street, Indio, California. Entropin is an ethical pharmaceutical company which is engaged in the trade or business of developing, producing, and marketing drug products. Entropin's primary drug, Esterom, is being investigated under the IND (defined below).

     B. Dr. Wynn, in his capacity as Chairman of the Department of Pharmaceutical Sciences and as Assistant Dean for Research, Pharmaceutical Sciences at the Medical University, College of Pharmacy of South Carolina was actively involved in providing Entropin with research and development services under the Development of New Products Agreement ("New Products Development Agreement") made as of the 26th day of January, 1987 among Entropin, the Pharmaceutical Development Center, Department of Pharmaceutical Sciences, The Medical University of South Carolina ("PDC") and The Medical University of South Carolina ("MUSC").
           Such services contributed to the development of Esterom and gave rise to certain of Entropin's Licensed Patents (defined below) and Entropin's Prior Technical Knowledge (defined below).

     C. Dr. Wynn will in association with others form DISTINGUISHED MEDICAL RESEARCH, INC. ("DMR"), a Nevada corporation, to conduct research and development activities concerning ethical pharmaceuticals, including but not limited to those within the class of pharmaceuticals to which Esterom belongs. Dr. Wynn will be the President and Chief Scientific Officer of DMR.

     D. Because of Dr. Wynn's skill, expertise, knowledge and experience in pharmaceuticals, and in working with Esterom under the New Products Development Agreement and otherwise, Dr. Wynn expects to be able to develop innovations to Entropin's Licensed Patents. The intent of the parties in entering into this Agreement is that Dr. Wynn be given access to Entropin's Licensed Patents and Entropin's Prior Technical Knowledge not solely to take Entropin's Prior Technical Knowledge and patent that information without doing further tests, experiments, research and development, but to utilize his skills to further develop the Licensed Technologies (defined below) into Improved Product(s), New Product(s), and Unrelated Product(s) ( all defined below).

     E. Dr. Wynn wants to perform testing, experimentation, research and development work on Esterom building on the Licensed Technologies
          to develop Improved Product(s) and New Product(s);   Entropin is
          willing to permit Dr. Wynn to do so on the terms and conditions below.

     F. This Agreement is an interrelated part of an overall agreement reached with Dr. Wynn relating to his past assistance to Entropin in connection with research and

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          development work on Esterom and medical uses (human and animal)
          of cocaine, its salts, derivatives, analogs, homologs, metabolites, isomers and reaction products. Other aspects of the overall agreement relate to common stock in Entropin and debt obligations of Entropin to Dr. Wynn, the particulars of which are set forth in other related documents.

     In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS:   As used in this Agreement, the terms below will have
     the meanings set forth in this Article:

     1.1 "Affiliate" means (a) any corporation or business entity and any officer, director, control shareholder or other person exercising legal or de facto control (or any family member of any of the foregoing) of such corporation or business entity, of which either party, at the time in question, directly or indirectly owns or controls fifty percent (50%) or more of the stock having the right to vote for directors thereof or otherwise controls the management of the corporation or entity or is controlled by or under common control with that party by ownership or control of its voting stock of at least fifty percent (50%), or (b) any corporation, individual or entity which now or hereafter directly or indirectly owns or controls fifty percent (50%) or more of the stock of Entropin or of any corporation or entity to which this Agreement is assigned by Dr. Wynn.

     1.2  "Confidential Information" is defined in Section 8.1 below.

     1.3 "Entropin's Confidential Information" means Confidential Information, including but not limited to Technical Information, Entropin's Prior Technical Knowledge, data and materials, and other information provided to Dr. Wynn by Entropin from time to time regarding Entropin's technology, products, business information and objectives.

     1.4  "Entropin's Licensed Patents" means U.S. Patent Numbers:
          5,376,667; 5,559,123, 5,525,613; 4,469,700; 4,512,996; 5,556,663;
          5,663,345 and any divisional, continuing, and continuation-in-part patents therefrom that later issue as United States Patents.

     1.5 "Entropin Prior Technical Knowledge" refers to knowledge derived from services conducted at MUSC or the PDC conducted or supervised directly or indirectly by Dr. Wynn under the New Products Development Agreement. Those services included but are not limited to:

               (a) Research leading to the stabilization of the manufacturing process of Esterom.

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               (b)  Research leading to reproducing Esterom to establish
                    its formulation.

               (c)  Manufacturing Esterom for animal studies.

               (d) Supervising Phase I Clinical Studies (toxicity) in human beings using Esterom.

               (e) Supervising the Phase II Clinical Studies of Esterom (toxicity and efficacy) at MUSC.

               (f)  Completing preliminary research on Esterom.

               (g) Developing an assay for benzoyl ecgonine and ecgonine for the purposes of indicating the stability of Esterom using a GC/MS analytical method as well as an HPLC method for benzoylecgonine.

          A list of the documentation arising from such services, which documentation constitutes the tangible manifestation of the "Entropin's Prior Technical Knowledge" transferred to Entropin under the New Products Development Agreement, is attached hereto as Exhibit A. The location of such documentation is at Entropin's corporate headquarters in Indio, California or at the offices of the law firm, Fish and Neave.

     1.6 "Esterom" means the compounds of formulas and the pharmaceutical compositions containing those compounds, or mixtures thereof, identified and/or claimed under Entropin's Licensed Patents.

     1.7  "FDA" means the United States Food and Drug Administration.

     1.8 "Improved Product(s)," means products that are developed by Dr Wynn under this Agreement which are product(s) that contain the same active ingredients as Esterom, but are formulated differently (e.g., as a cream or lotion instead of the liquid formulation of Esterom).

     1.9 "IND" refers to Investigational New Drug application No. 37,301 filed for Esterom with the FDA.

     1.10 "IP Rights" means all inventions and other intellectual property rights which may or may not be the subject of patent, copyright and other means of intellectual property right protections that arise out of Dr. Wynn's use of the Licensed Technologies.

     1.11 "Licensed Product(s)" refers to one or more products covered by the claims contained in Entropin's Licensed Patents.

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     1.12 "Licensed Technologies" refers to products, compositions, methods, and processes claimed in and covered by Entropin's Licensed Patents and Entropin's Confidential Information.

     1.13 "New Indication" means any indication for Esterom other than the indications tested in the clinical trials conducted pursuant to the IND or claimed under Entropin's Licensed Patents.

     1.14 "New Products Development Agreement" is defined in the Recitals above.

     1.15 "New Product(s)" means products that are developed by Dr Wynn under this Agreement which are either (i) any product relating to medical uses (human or animal) which is neither a Licensed Product(s) nor an Improved Product(s) but is derived from cocaine, its salts, derivatives, analogs, homologs, metabolites, isomers and reaction products or (ii) any product relating to medical uses (human or animal) (including Esterom and Improved Product(s) ), that is to be used for a New Indication sufficiently novel, unobvious and enabled to be separately patentable.

     1.16 "Patent Costs" mean all reasonable actual out-of-pocket costs incurred by Entropin for the preparation, filing, prosecution, and maintenance of patent rights arising out of the IP Rights, exclusive of any salaries or other indirect costs.

     1.17 "Publication" means a disclosure by any means of communication or transfer to one or more third parties, other than consultants under an obligation of confidentiality.

     1.18 "Technical Information" means technical data, know-how, specifications, methods of manufacture, and other information or assistance pertaining to Esterom, Improved Product(s), New Product(s), and Unrelated Product(s), and the Licensed
          Technologies provided by one party to the other from time to time, including, but not limited to, formulas, patents, compilations, programs, devices, methods, techniques, and processes.

     1.19 "Unrelated Product(s)" means any product relating to medical uses (human or animal) which is neither an Improved Product(s) nor a New Product(s).

2.   GRANT CLAUSE. ENTROPIN TO DR. WYNN.

     2.1 For the purposes of this Agreement set forth in Section 3 below, Entropin grants to Dr. Wynn the non-exclusive right to:

               (a) Make, have made, import, and use Esterom under Entropin's Licensed Patents.

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               (b)  Use Entropin's Confidential Information.

     2.2 No license, either express or implied, is granted by Entropin to Dr. Wynn to use the Licensed Technologies (Entropin's Licensed Patents and Entropin's Confidential Information) for any purpose except as specifically stated in Section 3 below.

3.   SCOPE OF WORK.

     3.1 Dr. Wynn shall have the right to use the Licensed Technologies for the following purposes but no others, to:

               (a) Develop new pharmaceutical compositions comprising compounds derived from cocaine, its salts, derivatives, analogs, homologs, metabolites, isomers and reaction products and their appropriate formulations.

               (b)  Develop improved or new methods of formulating Esterom;

               (c)  Demonstrate new indications for Esterom;

               (d)  Develop new routes of administration for Esterom; and

               (e) Identify and develop new chemical entities derived from cocaine, its salts, derivatives, analogs, homologs, metabolites, isomers and reaction products and their appropriate formulations.

     3.2 Dr. Wynn's right granted under this Agreement to use the Licensed Technologies is specifically conditioned upon Dr. Wynn keeping Entropin's representative designated under paragraph 4.4(a) of this Agreement fully informed in writing on a quarterly basis with regard to the substance of Dr. Wynn's activities including, but not limited to, a summary of research results obtained using the Licensed Technologies. Further, Dr. Wynn shall not use the Licensed Technologies to duplicate research which, to Dr. Wynn's knowledge, has or will be undertaken in good faith by or for Entropin, unless he has Entropin's prior written consent. In that regard, Dr. Wynn is hereby authorized on a non-exclusive basis to develop Esterom for use in dermatological indications and to develop Improved Product(s).

     3.3 Subject to the provisions of Article 8 below, all Technical Information disclosed to Dr. Wynn by Entropin under this Agreement including, but not limited to, the technical data, specifications, methods of manufacture, and other information utilized, developed or conceived under the New Products Development Agreement are and will remain the sole property of Entropin. Entropin acknowledges the existence of Claudia O'Keke's thesis "Studies on the Analysis of Ecgonine Derivatives in Biological and Pharmaceutical Matrices".

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4.   DR. WYNN'S OBLIGATIONS.

     4.1 Subject to the provisions of Section 3.2 above, Dr. Wynn shall utilize his skills, expertise, knowledge, and experience as well as other scientists to develop and produce Improved Product(s), New Product(s), and Unrelated Product(s).

     4.2 The parties wish to further research and develop the Licensed Technologies and to share in the benefits of the manufacture and distribution of the Improved Product(s), New Product(s), and Unrelated Product(s), and associated follow-on products which result and through the further research to develop and commercialize apparently unique chemical entities involved in the class of pharmaceuticals to which the Licensed Product(s) belong, and improvements and modifications to the Licensed Technologies.

     4.3 Each time that Dr. Wynn reduces IP Rights, Improved Product(s) or New Product(s) to writing, Dr. Wynn shall give notice to Entropin of such fact and shall concurrently forward to Entropin all the documentation and execute all documents required to permit Entropin to prepare and file a patent application or applications with the United States Patent Office (and in all foreign countries deemed appropriate by Entropin) as to such product(s)or rights.

     4.4 Dr. Wynn shall provide Entropin with all documentation required or, in the opinion of Entropin, reasonably necessary to enable Entropin to fully exploit the IP Rights, Improved Product(s) or New Product(s) (and Unrelated Product(s) if Entropin has exercised its first right of refusal as provided under paragraph
          6.3 of this Agreement) in accordance with the following procedures:

          (a) Entropin and Dr. Wynn shall each select a representative who shall act as its correspondent in transmitting documentation relating to the IP Rights, Improved Product(s), New Product(s), and Unrelated Product(s) and/or other assistance necessary to fully exploit the IP Rights, Improved Product(s), New Product(s), and Unrelated Product(s). Each party shall indicate promptly to the other in writing the name of its correspondent.

          (b) Dr. Wynn's correspondent shall be responsible for answering all reasonable technical inquiries received from Entropin's correspondent relating to the IP Rights, Improved Product(s), New Product(s), and Unrelated Product(s) and for providing copies of pertinent documentation relating to the IP Rights, Improved Product(s), New Product(s), and Unrelated Product(s), including applicable test reports; other technical reports; operation and maintenance manuals; lists of ingredients and their proportions in compositions of matter; quality control procedures; other information on manufacturing processes and apparatus; and cooperate with any requirements of the FDA or other applicable regulatory agency.

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          (c)  Subject to any restrictions that may be imposed by the
               United States Government, Dr. Wynn, on written notice, shall give Entropin's duly accredited representatives access to the factories, laboratories, and other facilities used by him in connection with his activities covered by this Agreement, at reasonable times and under reasonable conditions, for a total maximum period of no more than twenty four (24) business hours per quarter, for the purpose of acquiring information relating to the IP Rights, Improved Product(s), New Product(s), and Unrelated Product(s).

          (d) Each document transmitted by a correspondent shall contain the following restricted rights legend:

                    "This document contains proprietary information of [disclosing party]. Its receipt or possession does not convey any rights to reproduce or disclose its contents or to manufacture, use or sell anything it may describe. Reproduction, disclosure or use without specific written authorization of [disclosing party] is strictly forbidden. This document must be kept only in [recipient's] confidential files when not in use. The recipient will take appropriate and necessary action to prevent unauthorized access to, copying, or down loading of all or part of this document stored electronically on a networked computer system or otherwise."

     4.5 Should Entropin need for Dr. Wynn or any other person working with him to assist it in the patenting, regulatory process or commercial exploitation, Dr. Wynn shall provide access to those individuals, but Entropin will be responsible for compensating the individuals for all reasonable expenses associated with such assistance.

5.   OWNERSHIP & PATENTS.

     5.1  The parties expect that Dr. Wynn's use of the Licensed
          Technologies will result in IP Rights, Improved Product(s) and New Product(s) which may or may not be the subject of patent, copyright and other means of intellectual property right protections. Any such patent, copyright and other intellectual property rights shall be owned solely by Entropin.

     5.2 Inventorship of inventions and other intellectual property rights conceived and/or reduced to practice in connection with the activities contemplated by this agreement shall be determined in accordance with the laws of the United States of America.

     5.3 Except as provided in paragraph 5.5 of this Agreement, Entropin shall, at its expense, assume responsibility for the prosecution and maintenance of patent rights arising from the activities set forth in paragraph 4.3 of this agreement. Within six (6) months after the first filing of a patent application or provisional

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          patent application, Entropin shall provide Dr. Wynn with a country list where applications for such patent rights will be filed by Entropin. If Dr. Wynn wishes to file in additional countries, he may do so at his own cost and expense, and for his own benefit. Patent rights filed by Dr. Wynn in such additional countries shall be owned by Dr. Wynn. Entropin shall not be under any obligation to prosecute such patent rights in such additional countries. If, at the request of Dr. Wynn, Entropin retains prosecution of such patent rights, its internal and external costs shall be reimbursed by Dr. Wynn within thirty (30) days after receipt by Dr. Wynn of the billing for such costs.

     5.4 Entropin shall promptly provide Dr. Wynn with serial numbers, dates and copies of all New Product(s) and Improved Product(s) patent applications and issued patents. Entropin shall provide Dr. Wynn with copies of all documents relating to New Product(s) and Improved Product(s) intended to be filed with a patent office at least twenty five (25) days before such filings for review and comment by Dr. Wynn.

     5.5 In the event that Entropin anticipates the possibility of any extraordinary expenditures arising from the preparation, filing, prosecution, licensing or defense of any of such patent rights, Entropin shall provide Dr. Wynn with related information and shall discuss with Dr. Wynn and agree upon a mutually acceptable course of action, including sharing of costs, prior to incurring any such expenditures. Examples of such extraordinary expenditures shall include but not be limited to expenses related to interference or opposition proceedings, settlement of inventorship disputes, litigation involving any of the patent rights and disputes related to the rights of research sponsors.

     5.6 Notwithstanding any other provision of this Agreement, Entropin shall not abandon any New Product(s) and Improved Product(s) patent rights or disclaim any issued claim within the patent rights without sixty (60) days prior written notice to Dr. Wynn. Within sixty (60) days of receipt of notice of proposed abandonment, Dr. Wynn must, in writing, either (1) concur in the abandonment or (2) elect to assume responsibility for the prosecution and maintenance of some of or all of the patent rights which Entropin proposes to abandon. Dr. Wynn's failure to respond to such notice shall be interpreted as an approval for abandonment. Dr. Wynn shall assume responsibility for the prosecution and maintenance of the patent rights he elects to assume under (2) above at his own cost and for his own benefit. Entropin shall assign to Dr. Wynn all of its right, title and interest in such patent rights free and clear of all liens, encumbrances and other charges. If Entropin does not undertake in good faith to commence the commercialization of any New Product(s) and Improved Product(s) within one year after receiving a patent and all required FDA and other regulatory approval, pursued in a diligent manner, necessary to sell such product, it shall, subject to paragraph 5.7, be deemed to have abandoned any such product provided, however; abandonment shall not be deemed where the

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          failure to commence commercialization is due to a consequence of unavoidable and/or reasonably unforeseeable circumstances.

     5.7 Entropin shall not be deemed to have abandoned the New Product(s) or Improved Product(s) if it decides in good faith not to market it. When Entropin makes such decision, it will promptly notify Dr. Wynn and provide to him the basis for its decision.

          (a) Upon notice to Dr. Wynn of such decision, Dr. Wynn shall within sixty (60) days submit in writing to Entropin his cost in researching and developing that product. Entropin shall reimburse Dr. Wynn for that cost and a surcharge of twenty-five percent (25%). If Entropin disputes part of the cost, then the parties will arbitrate the dispute.

          (b) If Entropin decides in good faith not to market the New Product(s) or Improved Product(s), Entropin agrees not to independently obtain patent protection for a product with substantial structural identity (excluding Esterom) or to design around the Improved Product(s) or New Product(s), whether in Entropin's name or from third parties.

6.   ROYALTIES FOR IMPROVED PRODUCT(S), NEW PRODUCT(S), AND UNRELATED
PRODUCT(S).

     6.1 Entropin shall pay to Dr. Wynn 2% of Net Sales (defined in paragraph 6.4 of this agreement) of Improved Product(s), where but for the license such Net Sales would infringe valid claims of patents contained in the IP Rights, until the last to expire of such patent rights.

          The obligation to make payments to Dr. Wynn will be imposed only once with respect to the same unit of product sold regardless of the number of valid patent claims covering the Improved
          Product(s).

     6.2 Entropin and Dr. Wynn shall negotiate in good faith the royalties on Net Sales of New Product(s) on a product by product basis.
          The obligation to make royalty payments to Dr. Wynn will be imposed only once with respect to the same unit of product sold regardless of the number of valid patent claims covering the New Product(s). In the event that the parties have been unable to agree on such royalty rates by the date of the first commercial sale of a New Product(s) each party shall submit its proposed royalty arrangements for such New Product(s) to arbitration before a single arbitrator with experience of the pharmaceutical products market. If the parties cannot agree on an acceptable arbitrator, the dispute will be heard by a panel of three arbitrators with experience in the pharmaceutical products market, one appointed by each of the parties and the third appointed by the other two arbitrators. The arbitration shall be administered by the Los Angeles, California office of the American Arbitration Association in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Such arbitration

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          proceedings shall be conducted in Los Angeles, California or such other location as the parties may agree. The arbitrator(s) shall be directed and shall have the right to determine which of the two proposals more accurately reflects the then current market value of the product and shall establish a fair and equitable royalty rate. Such determination shall be conclusive and binding upon both parties. It shall also be the responsibility of the arbitrator to direct an equitable settlement of any disputes between the parties concerning the language and content of a definitive agreement for the implementation of the arbitrator's determination. A judgment ordering the implementation of the arbitrator's determination(s) may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction. The arbitrator's award as to the payment of the costs of arbitration shall be binding upon the parties.

     6.3 In the event Dr. Wynn's use of the Licensed Technologies gives rise to Unrelated Product(s), Dr. Wynn shall give Entropin the first right of refusal to each such Unrelated Product(s). Whenever Dr. Wynn receives a bona fide offer to purchase or license the IP Rights to an Unrelated Product(s), he shall provide Entropin with a copy of the terms and conditions of such offer. Entropin shall then have sixty (60) days to notify Dr. Wynn that it will exercise its first right of refusal to purchase or license such Unrelated Product(s) on the same money and intellectual property rights terms and conditions as the bona fide offer. In the event Entropin exercises its right of first refusal, the parties shall close the purchase or license within a further thirty (30) days. If Entropin does not do so, Dr. Wynn may accept the bona fide offer on the same terms and conditions as offered to Entropin and close on such offer within ninety (90) days after the expiration of Entropin's first right of refusal. If Dr. Wynn does not do so, he must repeat the procedures of this Section with respect to each new or revised bona fide offer for the Unrelated Product(s).

     6.4 For the purposes of this Article the term "Net Sales" shall mean the gross invoice price of the New Product(s) or Improved Product(s) actually billed and collected by Entropin, an Entropin Affiliate or a licensee to unrelated third party customers less
          (i) any direct or indirect credits and allowances or adjustments granted to such customers, including without limitation credits and allowances on account of price adjustments or on account of rejection or return of such New Product(s) or Improved Product(s) previously sold, (ii) any trade and cash discounts, rebates, agents commissions and distribution fees, (iii) any sales, excise, turnover and similar taxes, (iv) all royalties paid to non affiliate third parties for use of its covalently coupled compounds, and any duties and other governmental charges imposed upon the production, importation, use or sale of such New Product(s) or Improved Product(s) or partly processed products, and transportation, importation, insurance and other handling charges not separately invoiced provided that such charges can be reasonably allocated to such billings

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7.   REPORTS.

     Entropin shall submit to Dr. Wynn an annual report no later than March 1 each year starting with 1999 setting forth the status of commercial development and licensing activities of each of the Improved, New and Unrelated Product(s) for the preceding calendar year. Each report shall contain a detailed accounting of royalty payments due Dr. Wynn under this Agreement and be accompanied by a check for the royalties due. If Dr. Wynn disputes the amount of royalties owed, he shall advise Entropin in writing of such fact within ninety (90) days after receipt of payment. Failure to give such notice shall be deemed for all purposed as acceptance by Dr. Wynn of the royalty payment as accurate and complete. Dr. Wynn may, at his sole expense, audit such books and records of Entropin as may reasonably be necessary to determine whether Entropin complied with the royalty provisions of this Agreement. If the audit establishes that Entropin has incorrectly computed the royalties due, such deficiency shall be paid by Entropin within thirty days after a final determination of the amount of such deficiency together with interest on such deficiency at the rate of eighteen percent (18%) per annum computed from the March 1 due date. If the amount of the deficiency is determined to be in excess of ten percent (10%) of the correct amount due or more than fifty Thousand Dollars ($50,000.00), Entropin shall pay all costs of the audit. In the event Entropin disputes the results of the audit, the parties agree to submit the matter to arbitration before a single arbitrator. If the parties cannot agree on an acceptable arbitrator, the dispute will be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. The arbitration shall be administered by the Los Angeles, California office of the American Arbitration Association in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Such arbitration proceedings shall be conducted in Los Angeles, California or such other location as the parties may agree.


8.   CONFIDENTIALITY

     8.1 To the extent permitted by patent rights, information, data and materials exchanged under this Agreement may be used by the recipient for the purposes of this Agreement. Information and data marked as "Confidential" shall neither be published nor otherwise made available to a third party by the recipient during the term of this Agreement or for five (5) years thereafter in the absence of written consent from the supplier of the information. Such information is "Confidential Information" for the purposes of this Agreement. The restriction on public disclosure shall not apply to information which:

               (a)  is in the public domain;

               (b) comes into the public domain through no fault of the recipient;

               (c)  is known to the recipient at the time of disclosure;

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               (d)  becomes known to the recipient subsequent to the
                    disclosure as a result of a non-confidential disclosure by a third party with a right to disclose the information.

     Given Dr. Wynn's special relationship with Entropin and his work under the New Products Development Agreement, his knowledge of Entropin's Prior Technical Knowledge, whether or not transferred to Entropin under the New Products Development Agreement, and of Entropin's affairs shall not constitute prior knowledge of Dr. Wynn for the purposes of this Section. Dr. Wynn may disclose Entropin's Prior Technical Knowledge to his employees, consultants, and associates on a need to know basis and only after the employee, consultant, or associate has signed a confidentiality agreement on terms equivalent to those contained in this Article.

     8.2 The parties acknowledge and confirm that maintaining the confidentiality and secrecy of the Confidential Information is of the utmost importance to both parties and that any disclosure of Confidential Information may diminish the value and strength of the Confidential Information. Entropin and Dr. Wynn shall each take all steps (using the same degree of care, but no less than a reasonable degree of care, as each party uses to protect his/its own confidential information) that are reasonably necessary to protect the secrecy of the Confidential Information and prevent them from entering the public domain or falling into the hands of others not bound by this Agreement or pledged to their secrecy.

     8.3 Each party may use or disclose the other party's Confidential Information to the extent such use or disclosure is reasonably necessary in complying with applicable law, legal process or governmental regulations, or exercising its rights under this Agreement, provided that if a party is required to make any such disclosure of the other party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, will use its best efforts to secure confidential treatment of the Confidential Information prior to its disclosure (whether through protective orders or otherwise).

     8.4 Notwithstanding the foregoing, the parties may use and disclose a summary of the Confidential Information received from the other in connection with (1) applying for and securing necessary governmental authorizations for the import, manufacture and marketing of Improved Product(s), New Product(s), and Unrelated Product(s) (2) discussions with prospective investors, and (3) discussions with prospective sublicensees, partners, joint venturers, contract manufacturers and other collaborators with respect to the development, manufacture, distribution, promotion, sale and marketing of the Improved Product(s), New Product(s), and Unrelated Product(s). The party making the disclosure shall, prior to doing so, provide the other party with a copy of the summary and the name of the party to whom the disclosure is being made.

     8.5 Dr. Wynn shall not publish the results of his work carried out under this Agreement without the prior written consent of Entropin which consent will not be unreasonably withheld. Dr. Wynn shall provide Entropin with the opportunity to review all proposed Publications at least sixty (60) days prior to submission for publication or presentation to assure the absence of Confidential Information, and to review for the effect of publication on the patentability of inventions arising out of such work. At Entropin's request, Dr. Wynn shall delay proposed Publications to permit Entropin to take adequate steps to file patent applications for any patentable subject matter referred to in the proposed Publications. Further Dr. Wynn shall cause any such Publications containing Confidential Information relating to the IP Rights to be re-written to avoid disclosure of such Confidential Information.

     8.6 Due to the risky nature of investing in research and development of an as yet unapproved pharmaceutical product with only a non-exclusive license, Dr. Wynn may seek capital for outside sources to continue his research and development activities. In doing so, Dr. Wynn may form by himself or with DMR joint ventures, limited partnerships, or other financing structures. Dr. Wynn may do so, provided that any such financing partners execute appropriate agreements to maintain secrecy as required in Section
          8.1 above.

9.   WARRANTIES.

     9.1  Entropin represents and warrants that:

          (a) It is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and has all the necessary corporate powers to own its properties, and carry on its business as now owned and operated.

          (b) The execution and delivery of this Agreement by Entropin has been duly authorized, and no further corporate action or authorization is necessary in connection therewith.

          (c) The consummation of the transactions contemplated herein will not result in or constitute any of the following: a breach of any term or condition of this Agreement; a default or an event that, with notice or lapse of time or both, would constitute a default, breach or violation of the Articles of Incorporation or Bylaws of Entropin or any license, promissory note or other agreement, instrument or arrangement by which Entropin is bound; or an event that would permit any party to terminate or to accelerate the maturity of any obligation of Entropin.

          (d) THE PARTIES ACCEPT THE FOREGOING WARRANTIES IN LIEU OF ALL OTHER WARRANTIES NOT EXPRESSLY SET FORTH IN THIS

               ARTICLE, AND DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY WARRANTS THAT THE RESEARCH AND DEVELOPMENT ACTIVITIES CONTEMPLATED HEREUNDER WILL MEET THE OTHER PARTY'S REQUIREMENTS FOR COMMERCIAL VIABILITY OR THE REQUIREMENTS OF THEIR CUSTOMER'S OR LICENSEE'S, AS APPROPRIATE, OR THOSE OF VARIOUS REGULATORY ENTITIES INCLUDING BUT NOT LIMITED TO THE FDA. FURTHERMORE, NEITHER PARTY WARRANTS NOR MAKES ANY REPRESENTATIONS AS TO PHARMACEUTICALS DEVELOPED OR WHICH ARE OTHERWISE THE SUBJECT OF THE RESEARCH AND DEVELOPMENT EFFORTS UNDER THIS AGREEMENT IN TERMS OF MEDICAL EFFICACY, RISK FACTORS, AND THE LIKE.
               NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY A PARTY OR A PARTY'S AUTHORIZED REPRESENTATIVE SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE WARRANTIES CONTAINED IN THIS ARTICLE.

     9.2 Entropin represents and warrants that it is to the best of its knowledge the owner of all right, title and interest in and to the Licensed Technologies, including but not limited to all copyright, patent and other intellectual property rights in and to the Licensed Product(s), as well as all powers and privileges relating thereto.

     9.3 Dr. Wynn represents and warrants that to the best of his knowledge and belief all inventions, discoveries and improvements conceived or made under the New Products Development Agreement have been disclosed and, if requested, assigned to Entropin as required by the terms of the New Products Development Agreement. In addition, Dr. Wynn represent and warrants that if it is determined that any inventions, discoveries or improvements made or conceived under the New Products Development Agreement have not been assigned to Entropin, he will use his best efforts and cooperate in all respects to cause such inventions, discoveries and improvements to be assigned to Entropin. Dr. Wynn further warrants and represents that his work under this Agreement does not and will not violate the policies of any institution with which he is or may become associated during the term of this Agreement, including, but not limited to, policies regarding the administration of grants and funded research.

10.  LIMITATION OF WARRANTIES.

     Dr. Wynn shall provide Entropin with access to his Technical Information, developed pursuant to this Agreement, but Dr. Wynn does not assume any responsibility for processes practiced or New Product(s), Improved Product(s), or Unrelated Product(s) manufactured in accordance with such Technical Information. Dr. Wynn shall not be deemed to make, or to have made, any warranties concerning such Technical Information, processes practiced, or New Product(s), Improved Product(s), or Unrelated Product(s) manufactured under this Agreement, except as expressly stated in this Agreement.

11.  TERM OF AGREEMENT.

     11.1 This Agreement is effective as of January 1, 1998 and unless terminated sooner will continue in force until December 31, 2003.

     11.2 Either party may terminate this Agreement in the event the other party shall have materially breached or defaulted in the performance of any of its obligations hereunder, and such default shall have continued for forty-five (45) days after the written notice thereof was provided to the breaching party by the non-breaching party specifying the particulars of the breach. Any termination shall become effective at the end of such forty-five
          (45) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the forty-five (45) day period.

     11.3 Entropin may terminate this Agreement on notice to Dr. Wynn in the event that Dr. Wynn terminates his active participation in the scientific affairs of DMR or of any other corporation to which he assigns his rights under this Agreement, and/or ceases to direct and supervise DMR's or such other corporation's work under this Agreement.

     11.4 If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed by such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

     11.5 Termination of this Agreement for any reason shall not release either party from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

     11.6 Upon any termination of this Agreement, each party shall promptly return to the other party all Confidential Information received from the other party (except each party may retain one copy solely for archival purposes and verifying compliance with the provisions of Article 7 above).

     11.7 Articles 6, 7, 8, 9 and 12 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

12.  ARBITRATION.

     12.1 The parties shall submit all disputes relating to this Agreement to binding arbitration by the American Arbitration Association. Either party may enforce the award of the arbitrators. The parties understand that they are waiving their rights to jury trail.

     12.2 The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim. The responding party shall have ten (10) business days in which to respond to such demand in a written answer.

     12.3 Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Three arbitrators will be appointed, each with a familiarity with pharmaceutical manufacturing and/or pharmaceutical research and development. Arbitrations will be held at the offices of the American Arbitration Association in Los Angeles, California unless the parties agree otherwise.

     12.4 The provisions of this Article do not apply to the arbitration provisions of paragraphs 6.2, 7, and 13.4 of this Agreement.

13.  OPTION TO PURCHASE.

     Dr. James W. Wynn and his assignee, DMR, do hereby grant to Entropin three options to acquire DMR on the following terms and conditions:


     13.1 The options to acquire DMR granted to Entropin under this Agreement can be exercised by Entropin on the second, fourth, and sixth anniversary date of this Agreement.

     13.2 Entropin shall exercise its right to each option by giving written notice to DMR of its election not less than thirty
          (30) days prior to the applicable option date. Notice shall be sent to DMR at ____________________, with a copy to Dr. James E. Wynn at _____________________________. Included in
          the notice to exercise the option will be Entropin's proposed acquisition price.

     13.3 When the second anniversary date is reached, Entropin shall be entitled to acquire all of DMR including the royalties rights owed by Entropin to DMR as set forth in Section 6 (DMR having complied with Section 4.3) of the License Agreement. If Entropin does not acquire DMR on the second anniversary, then

          DMR will be free to assign, transfer, and convey those rights out to individuals or entities. When the fourth anniversary date is reached, only those royalty rights developed between the second and fourth anniversaries are subject to acquisition by Entropin. If it fails to acquire those royalty rights, then DMR will be free to assign, transfer, and convey those rights out to individuals or entities. On the sixth anniversary, Entropin shall be entitled to acquire DMR and only those royalty rights developed between the fourth and the sixth anniversary.

     13.4 Entropin and DMR shall negotiate in good faith on the acquisition price of DMR upon exercise of the option. In the event the parties have been unable to agree on the acquisition price within thirty (30) days of the exercise of the option by Entropin, each party shall submit its proposed acquisition price to arbitration before a single arbitrator with experience in determining the value of a pharmaceutical company of the nature of DMR. If the parties cannot agree on an acceptable arbitrator, the dispute will be heard by a panel of three arbitrators with experience in determining the value of a pharmaceutical company of the nature of DMR, one appointed by each of the parties and the third appointed by the other two arbitrators. The arbitration shall be administered by the Las Vegas, Nevada office of the American Arbitration Association in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Such arbitration proceedings shall be conducted in Las Vegas, Nevada or such other location as the parties may agree. The arbitrator(s) shall be directed and shall have the right to determine the then current fair market value of DMR. In arriving at a fair market value the arbitrators shall consider, among other things, the value of the royalty stream owned by DMR and the costs and expenses which would be imposed on Entropin to honor all stock options and other benefits granted to employees of DMR by DMR prior to the exercise by Entropin of its option granted under this Agreement. Such determination shall be conclusive and binding upon both parties. It shall also be the responsibility of the arbitrator(s) to direct an equitable settlement of any disputes between the parties concerning the language and content of a definitive agreement for the implementation of the arbitrator's determination. A judgment ordering the implementation of the arbitrator's determination(s) may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction. The arbitrator's award as to the payment of the costs of arbitration shall be binding on the parties.


     13.5 Entropin shall assume any employee stock options granted to employees of DMR prior to the date Entropin exercises its option granted by this Agreement. An agreement will be reached with the individual employee stock option holders to either cash out their stock options or exchange their stock options in DMR for stock options in Entropin.

14.  NOTICES.

     Any notice, report or statement required or permitted under this Agreement will be considered to be given or transmitted when sent by certified mail, postage prepaid, addressed to the party for whom it is intended at its address of record; by facsimile, which notice will be effective on computer confirmation of receipt; or by courier or messenger service, which notice will be effective on receipt by recipient as indicated on the carrier's receipt. The record addresses of the parties are as follows:

          Entropin: Entropin, Inc.
                    45-926 Oasis Street
                    Indio, California 92201
                    Fax #: (760) 347 5572
                    Attn:_______________

          Dr. Wynn: Dr. James E. Wynn
                    __________________
                    ___________________
                    ___________________

15.  AMENDMENTS, ASSIGNABILITY, AND COUNTERPARTS.

     15.1 This Agreement may be supplemented, amended, or modified only by the parties' mutual agreement. No supplement, amendment, or modification of this Agreement will be binding unless it is in writing and signed by both parties.

     15.2 Neither party shall, without the prior written consent of the other party, sell, transfer, assign, delegate, or subcontract any rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any such transferee, assignee, delegate, or subcontractor shall agree in writing to the same confidentiality obligations no less stringent than those imposed in this Agreement. Notwithstanding any such sale, transfer, assignment, delegation or subcontract, the acting party shall not be relieved of its duties and obligations set forth under this Agreement.

     15.3 Notwithstanding the provisions of Section 15.2 above, the parties recognize that Dr. Wynn intends to organized DMR for the purpose of acquiring and developing his rights under this Agreement. Dr. Wynn may assign his rights under this Agreement to DMR or another corporation provided that he continues actively supervise all of the research and development of DMR as its Chief Scientific Officer. The parties recognize that Dr. Wynn is a full time employee of MUSC and that he will be required by MUSC to comply with the work regulations of MUSC. Notwithstanding his employee status at MUSC, Dr. Wynn shall, in his capacity as Chief Scientific Officer of DMR, supervise the testing, experi-mentation, research and development work under this Agreement and he shall remain responsible for the discharge of his obligations under this Agreement.

     15.4 Entropin recognizes that Dr. Wynn may subcontract with universities, laboratories, and scientists in building upon the Licensed Technologies to research and develop Improved Product(s). Each organization and person that Dr. Wynn contracts with for the research shall be required to execute an agreement to maintain the confidentiality and restrictions on use set forth in this Agreement. Dr. Wynn shall obtain Entropin's prior written consent to the terms of any such subcontract that does not permit Entropin to own the exclusive rights to resulting IP Rights.

     15.5 This Agreement shall became effective and binding upon the parties when executed by both parties. This Agreement may be executed in two counterparts, both of which for all purposes shall constitute one agreement effective upon the latest date of signatures of the counterparts, and shall be binding on the parties notwithstanding that both parties have not signed the same counterparts.

16.  INDEPENDENT CONTRACTOR

     It is expressly understood that the parties are contractors independent of one another, and that neither has the authority to bind the other to any third person or otherwise act in any way as the representative of the other, unless the other has expressly delegated such authority in a writing signed by both parties.

17.  CONSTRUCTION.

     Unless the context clearly requires otherwise, (i) the plural and singular numbers are each deemed to include the other; (ii) the masculine, feminine, and neuter genders are each deemed to include the others; (iii) "shall", "will", and "agrees" are mandatory, and "may" is permissive; (iv) "includes" and "including" are not limiting. All time requirements shall be strictly construed as time is "of the essence".

18.  EXHIBITS

     The following exhibits constitute a part of this Agreement and are incorporated into this Agreement by this reference:

     Exhibit A:     List of documents comprising Entropin's Prior Technical
                    Knowledge

     Exhibit B:     Consent to representation of Dr. Wynn by Wendy Rieder

     If any inconsistency exists or arises between a provision of this Agreement and a provision of any exhibit, the provision of this Agreement will prevail.

19.  NO WAIVER.

     No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by this Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy, whether or not similar, nor will any written constitute a continuing waiver unless the writing so specifies.

20.  HEADINGS

     The headings of the Articles in this Agreement are included for convenience only and will effect neither the construction nor interpretation of any provision in this Agreement nor any of the rights or obligations of the parties to this Agreement. However, the recitals to this Agreement are a part of this Agreement and reflect the intentions of the parties.

21.  GOVERNING LAW.

     This Agreement, and any dispute arising from the relationship between the parties will be governed and determined under California law, excluding its conflicts of law rules.

22.  ATTORNEY FEES.

     In any arbitration, litigation or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded reasonable attorneys fees, together with costs and expenses, to resolve the dispute and to enforce the final judgment.

23.  SEVERABILITY

     Any provision of this Agreement that in any way contravenes any applicable law, to the extent the law is contravened, shall be considered separable and inapplicable and will not affect any other provision or provisions of this Agreement unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision.

24.  BINDING EFFECT.

     This Agreement will enure to the benefit of the successors and assigns of the parties.

IN WITNESS WHEREOF , Dr. Wynn has and Entropin has caused its duly authorized officer to execute this Agreement on the respective dates set forth below.



ENTROPIN, INC.



By: /s/HIGGINS D. BAILEY           /s/ JAMES E. WYNN
   ---------------------------     ---------------------------
                                        DR. JAMES E. WYNN
Name:
      ------------------------
Title: President & CEO             Date: 2/1/98
       -----------------------          ----------------------
Date: 1-24-98
       -----------------------

                                AGREEMENT
                                Exhibit A


List of documents incorporated in the Entropin Prior Technical Knowledge:

                                AGREEMENT
                                Exhibit B

Consent to Representation by Wendy Rieder:

The undersigned on behalf of Entropin, Inc. ("Entropin"), to the representation of Dr. James E. Wynn ("Dr. Wynn") by Wendy Rieder, Esq.. Prior to August, 1995, Ms. Rieder represented Entropin in matters related to intellectual property while employed by the law firm of Fish and Neave. Ms. Rieder now intends to represent Dr. Wynn in connection with matters relating to the business and operations of Dr. Wynn, including (but not necessarily limited to) contractual arrangements with Entropin and other parties, and licensing and intellectual property on behalf of Dr. Wynn. although no conflict of interest is likely to arise and Ms. Rieder's representation of Dr. Wynn is not in the same or a substantially related matter which is likely to be materially adverse to the interests of Entropin, this consent is being sought to ensure that Entropin has been informed of and agrees to Ms. Rieder's representation of Dr. Wynn.

ENTROPIN, INC.

                                   The undersigned Wendy Rieder represents
                                   and warrants that the above statements
                                   are true and correct.

By:______________________________

Name:____________________________  _____________________________________
                                      Wendy Rieder, Esq.
Title:___________________________









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